CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118

PAREXEL REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

- Diluted earnings per share increase 21% –

- Backlog exceeds $720 million -

Boston, MA, January 20, 2005 – PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the second quarter ended December 31, 2004.

For the three months ended December 31, 2004, PAREXEL’s consolidated service revenue increased 2.9% to $137.9 million compared with $134.1 million in the prior year period. Operating income was $9.7 million, or 7.0% of consolidated service revenue, in the second quarter of Fiscal 2005 versus operating income of $8.2 million, or 6.1% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter was $6.1 million, or $0.23 per diluted share, compared with net income of $5.0 million, or $0.19 per diluted share, for the quarter ended December 31, 2003, an earnings per share increase of 21%.

On a segment basis, service revenue for the second quarter of Fiscal 2005 was $94.9 million in Clinical Research Services, $32.3 million in PAREXEL Consulting and Marketing Services, and $10.7 million in Perceptive Informatics, Inc.

For the six months ended December 31, 2004, consolidated service revenue was $269.4 million versus $266.2 million in the prior year period, an increase of 1.2%. Operating income for the current six-month period was $19.2 million (or 7.1% of consolidated service revenue) compared with operating income of $16.0 million (or 6.0% of consolidated service revenue) in the prior year period. Net income for the six months ended December 31, 2004 was $11.7 million or $0.44 per diluted share, compared with net income of $9.8 million, or $0.37 per diluted share in the prior year period, an earnings per share increase of approximately 19%.

For the six-month period from July to December 2004, PAREXEL reported net new business (gross new business less cancellations) of $291.2 million. Backlog at December 31, 2004 was $721.0 million, a sequential increase of 3.1% from the June 30, 2004 backlog which was $699.2 million, and a year-over-year increase of 16.0% over the backlog reported at December 31, 2003, which was $621.7 million.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “Our continued diligent focus on improving productivity enabled us to achieve year-over-year gross margin improvements in Clinical Research Services and PAREXEL Consulting and Marketing Services, despite a tough, competitive marketplace. This drove diluted earnings per share growth to over 20% in the period. Given the strength of our backlog and our new business momentum, we anticipate that revenue growth will accelerate during the remaining six months of the fiscal year. This revenue growth, in combination with our expectations for operating margin expansion, gives us confidence that year-over-year EPS growth will continue to be solid throughout the remainder of Fiscal and Calendar 2005.”

The Company issued forward-looking guidance regarding revenue and earnings per share for the third quarter of Fiscal 2005 (ending March 31, 2005), for Fiscal 2005, and for Calendar 2005. For the third quarter, the Company anticipates reporting consolidated service revenue in the range of $145 to $150 million and earnings per diluted share in the range of $0.25 to $0.27. For Fiscal 2005, consolidated service revenue is expected to be in the range of $570 to $580 million and earnings per diluted share are projected to be in the range of $0.99 and $1.05 (versus previously issued revenue guidance of $565 to $585 million, and earnings per diluted share guidance of between $0.99 and $1.07). For Calendar 2005, expectations are for consolidated service revenue in the range of $600 to $620 million, and earnings per diluted share of between $1.08 and $1.16. Calendar year earnings per share estimates do not include the impact of expensing stock options which will be implemented, according to regulation, with the financial report for the first quarter of Fiscal 2006 (ending on September 30, 2005).

PAREXEL’s Second Quarter Earnings Conference Call will begin at 10 a.m. ET on Thursday, January 20th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (651) 291-5254 and ask to join the PAREXEL quarterly conference call.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 51 locations throughout 36 countries around the world, and has 4,935 employees.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the third quarter, Fiscal Year 2005, and Calendar 2005. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2004 as filed with the SEC on November 8, 2004, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)		(Unaudited)
	For the three months ended		For the six months ended
	December 31,		December 31,
	2004	2003	2004	2003
Service revenue	$137,913	$134,088	$269,424	$266,211
Reimbursement revenue	33,821	27,375	60,996	48,843

Total revenue	171,734	161,463	330,420	315,054

Costs and expenses:
Direct costs	88,848	89,707	172,538	175,555
Reimbursable out-of-pocket expenses	33,821	27,375	60,996	48,843
Selling, general and administrative	32,619	30,144	64,460	62,612
Depreciation and amortization	6,781	6,013	13,191	12,000

Income from operations	9,665	8,224	19,235	16,044

Other (loss) income	(365)	(299)	(801)	(5)

Income before income taxes	9,300	7,925	18,434	16,039

Provision for income taxes	3,199	2,811	6,734	5,935
Minority interest (benefit) expense	35	72	(22)	330

Net income	$6,066	$5,042	$11,722	$9,774

Earnings per common share:
Basic	$0.23	$0.19	$0.45	$0.38
Diluted	$0.23	$0.19	$0.44	$0.37

Shares used in computing earnings per common shares:
Basic	26,059	26,027	26,034	25,802
Diluted	26,606	26,799	26,581	26,555

	(Preliminary)
	December 31,	September 30,	June 30,
	2004	2004	2004
Balance Sheet Information
Billed accounts receivable, net	$127,346	$107,024	$127,494
Unbilled accounts receivable, net	91,499	101,999	94,462
Deferred revenue	(142,381)	(132,310)	(145,409)

Net receivables	$76,464	$76,713	$76,547

Cash and marketable securities	$108,665	$93,391	$95,607
Working capital	$158,393	$149,319	$145,408
Total assets	$523,629	$487,166	$502,996
Stockholders’ equity	$271,774	$250,910	$246,760

Quarterly Supplemental Financial Data

Total revenue	$171,734	$158,686	$175,300
Investigator fees	15,251	13,809	18,224

Gross revenue	$186,985	$172,495	$193,524

DSO	38	41	36

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended		Six months ended
	December 31,		December 31,
	2004	2003	2004	2003
Clinical Research Services (CRS)

Service revenue	$94,885	$94,756	$184,811	$188,686
% of total service revenue	68.8%	70.7%	68.6%	70.9%
Gross profit	$35,093	$33,654	$68,094	$69,644
Gross margin % of service revenue	37.0%	35.5%	36.8%	36.9%

PAREXEL Consulting & Marketing Services (PCMS)

Service revenue	$32,311	$30,557	$64,667	$60,607
% of total service revenue	23.4%	22.8%	24.0%	22.7%
Gross profit	$9,387	$6,652	$20,273	$13,237
Gross margin % of service revenue	29.1%	21.8%	31.3%	21.8%

Perceptive Informatics, Inc. (PII)

Service revenue	$10,717	$8,775	$19,946	$16,918
% of total service revenue	7.8%	6.5%	7.4%	6.4%
Gross profit	$4,585	$4,075	$8,519	$7,775
Gross margin % of service revenue	42.8%	46.4%	42.7%	46.0%

Total service revenue	$137,913	$134,088	$269,424	$266,211
Total gross profit	$49,065	$44,381	$96,886	$90,656
Gross margin % of service revenue	35.6%	33.1%	36.0%	34.1%